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                                                                      EXHIBIT 21


                        ZAPATA CORPORATION SUBSIDIARIES


Name                                                   Place of Incorporation
----                                                   ----------------------

Energy Industries, Inc.                                Delaware
Omega Protein Corporation                              Nevada
  Zapata Protein (USA), Inc.                           Virginia
Zap Corporation                                        Nevada
Zapata Acquisition Corporation                         Delaware
Zapata Exploration Company                             Delaware
Zapata Off-Shore Company                               Delaware
  Zapata North Sea, Inc.                               Panama
Zapata Overseas Capital Corporation                    Delaware
Zapata Services Corporation                            Delaware
Zapata Tankships, Inc.                                 Delaware